Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO V.I. HIGH YIELD SECURITIES FUND

A Special Meeting ("Meeting") of Shareholders of Morgan Stanley Variable Investment Series - High Yield Portfolio was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1)  Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                         Votes       Votes      Broker
Matter                                                    Votes For     Against     Abstain    Non-Votes
------                                                    ----------   ---------   ---------   ---------
(1) Approve an Agreement and Plan of Reorganization....   26,367,409   1,046,234   2,021,109       0